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                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE
BANCORPSOUTH, INC.
          FOR RELEASE,
          10 A.M. CENTRAL DAYLIGHT TIME,
          FRIDAY, JUNE 16, 1995

                                            Contact: L. Nash Allen, 601-680-2330

                                                   Harry R. Baxter, 601-680-2410


          BancorpSouth, Inc., of Tupelo, MS, and Wes-Tenn Bancorp, Inc., of Covington, TN, today announced a definitive agreement that will result in the merger of the two bank holding companies.

          The agreement signed today calls for exchanging 0.6296 shares of BancorpSouth stock for each share of Wes-Tenn Bancorp stock. Based on the average price of BancorpSouth stock for the most recent 20 trading days, the value of the transaction is $61.3 million.

          Wes-Tenn Bancorp, Inc., is a one-bank holding company whose principal subsidiary is the $337-million asset Tennessee Community Bank, headquartered in Covington. BancorpSouth is a $2.8 billion asset, multi-state, bank and savings and loan holding company whose principal subsidiaries include the $435 million asset Volunteer Bank of Jackson, TN, the $2.2 billion asset Bank of Mississippi, also headquartered in Tupelo, and the $190 million asset Laurel Federal Savings and Loan Association, headquartered in Laurel, MS.

          Tennessee Community Bank and Volunteer Bank will merge, resulting in Volunteer Bank expanding to serve a total of 15 West Tennessee communities from approximately 30 banking locations. Communities to be served by the merged banks include Alamo, Brownsville, Covington, Dresden, Henning, Humboldt, Jackson, Michie, Milan, Millington, Pickwick, Ridgely, Selmer, Somerville and Trenton. In addition, the bank will operate TC Finance, Inc., a personal finance company with offices in Covington, McKenzie, Trenton and Waverly, and West Tennessee Life Insurance Company, a credit life insurer.

          The merger with Wes-Tenn Bancorp will be BancorpSouth's third business combination with a Tennessee banking company. In August 1992, BancorpSouth merged with Volunteer Bancshares, Inc., and earlier this year announced the acquisition of substantially all of the assets and the assumption of certain liabilities of The Shelby Bank located in Bartlett.
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          BancorpSouth Chairman and Chief Executive Officer Aubrey B. Patterson
said, "We are excited about the opportunity for BancorpSouth to expand in West Tennessee. With Volunteer Bank, The Shelby Bank and the 15 offices of
Tennessee Community Bank, we will be in an extremely strong marketing position to bring our story of comprehensive banking services to all of West Tennessee.

          "Our focus on community bank management and local economic development is very akin to what we see in Tennessee Community Bank. Both Volunteer Bank and Tennessee Community Bank bring great strength to this combined entity," Patterson added.

          Patterson concluded, "I am particularly pleased that two experienced bankers, Charles Ennis and Don Stephens, will be affiliated with our company. They bring a wealth of experience and management talent to our bank."

          Volunteer Bank Chairman and Chief Executive Officer Mike Weeks said, "We are extremely pleased to have the opportunity to merge with Tennessee Community Bank. They are an exceptionally fine bank, and we share a common community bank operating philosophy. Our staffs, our services and banks will meld quickly to become a dominant financial force dedicated to the development of West Tennessee."

          Tennessee Community Bank President and Chief Executive Officer Charles Ennis said, "This merger is an opportunity for Tennessee Community Bank and our fine staff to make an even greater contribution to the people and the communities we serve. We were only interested in a merger that would provide us with a greater capacity to serve the people who have made our bank successful."

          The merger must be approved by the shareholders of Wes-Tenn Bancorp, in addition to regulatory authorities. Bank officials estimate the approval process will take approximately six months.

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